PROSPECTUS Dated November 14, 2005                  Pricing Supplement No. 34 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-129243
Dated November 14, 2005                                    Dated January 6, 2006
                                                                  Rule 424(b)(2)

                                 Morgan Stanley

                           MEDIUM-TERM NOTES, SERIES F
                       Senior Floating Rate Notes Due 2008
                             ----------------------

     We, Morgan Stanley, may not redeem the Medium-Term Notes, Series F, Senior Floating Rate Notes due 2008 prior to the maturity date. We describe the basic features of these notes in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:                $2,000,000,000

Maturity Date:                   January 11, 2008

Settlement Date
  (Original Issue Date):         January 11, 2006

Interest Accrual Date:           January 11, 2006

Issue Price:                     100%

Interest Payment Dates:          Each January 11, April 11, July 11 and
                                 October 11, beginning April 11, 2006

Interest Payment Period:         Quarterly

Base Rate:                       Federal funds (open) rate, as described below

Index Maturity:                  N/A

Index Currency:                  N/A

Spread (Plus or Minus):          Plus 0.18% per annum

Initial Interest Rate:           The federal funds (open) rate plus 0.18%; to be
                                 determined on the business day prior to the Original Issue Date.

Initial Interest Reset Date:     January 12, 2006

Interest Reset Dates:            Each business day

Interest Reset Period:           Daily

Interest Determination Dates:    The business day prior to each interest reset
                                 date

Reporting Service:               Telerate (Page 5)

Book-Entry Note or
  Certificated Note:             Book-entry note

Senior Note or
  Subordinated Note:             Senior note

Calculation Agent:               JPMorgan Chase Bank, N.A.
                                 (formerly known as JPMorgan Chase Bank)

Minimum Denomination:            $1,000

Specified Currency:              U.S. dollars

Business Day:                    New York

CUSIP:                           61745ETN1

Other Provisions:                See below

      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                     MORGAN STANLEY
ABN AMRO INCORPORATED       CALYON SECURITIES (USA)          HVB CAPITAL MARKETS, INC.
LOOP CAPITAL MARKETS LLC      RBC CAPITAL MARKETS                 SANTANDER INVESTMENT
SCOTIA CAPITAL              WELLS FARGO SECURITIES    THE WILLIAMS CAPITAL GROUP, L.P.

Federal Funds (Open) Rate

     The federal funds (open) rate means, for any interest determination date, the rate on that date for U.S. dollar federal funds as published in H.15(519) under the heading Federal Funds (Open) as displayed on Moneyline Telerate, or any successor service, on page 5 or any other page as may replace the applicable page on that service, which is commonly referred to as Telerate Page 5.

     The following procedures will be followed if the federal funds (open) rate cannot be determined as described above:

     o If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, the federal funds (open) rate will be the rate on that interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading Federal Funds (Open).

     o    If the above rate is not yet published in either H.15(519) or the
          H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds (open) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds (based on the federal funds (open) rate) prior to 9:00 a.m., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us.

     o If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds (open) rate for that interest determination date will remain the federal funds (open) rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Supplemental Information Concerning Plan of Distribution

     On January 6, 2006 we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes Due 2008 set forth opposite their respective names below at a net price of 99.85%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.15% of the principal amount of the Senior Floating Rate Notes Due 2008.

                                                             Principal Amount of
                                                               Senior Floating
                                                                  Rate Notes
                           Name                                    Due 2008
----------------------------------------------------------   ------------------
Morgan Stanley & Co. Incorporated.........................     $1,820,000,000
ABN AMRO Incorporated.....................................         20,000,000
Calyon Securities (USA) Inc. .............................         20,000,000
HVB Capital Markets, Inc..................................         20,000,000
Loop Capital Markets LLC..................................         20,000,000
RBC Capital Markets Corporation ..........................         20,000,000
Santander Investment Securities Inc. .....................         20,000,000
Scotia Capital (USA) Inc. ................................         20,000,000
Wells Fargo Securities, LLC...............................         20,000,000
The Williams Capital Group, L.P. .........................         20,000,000
                                                               --------------
    Total.................................................     $2,000,000,000
                                                               ==============


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